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                                                                    EXHIBIT 99.1

FOR RELEASE AT 5:00 A.M. PDT, JUNE 16, 1998

CONTACT:
Rick M. McConnell
Storm Technology, Inc.
Chief Financial Officer and
Vice President, Finance &
Administration
650-691-6600



STORM TECHNOLOGY COMPLETES $2,000,000 IN PRIVATE PLACEMENT FINANCING


MOUNTAIN VIEW, CALIF. -- JUNE 16, 1998 -- Storm Technology, Inc. (NASDAQ: EASY), a leading supplier of affordable, high-quality color scanners, today announced the completion of the sale of $2 million of two-year convertible preferred stock to a single institutional investor in a private placement. Under the terms of the financing agreement, the holder may convert the preferred shares into common stock in the company at a discount to the market price as of the date of conversion. The company has the option to redeem the preferred shares at a premium under certain circumstances.

Simultaneous with the convertible preferred financing, Storm secured an equity credit line financing with the same institutional investor to provide Storm with up to a maximum of $12 million in additional funding over an 18 month period. Funds under this line would be drawn at the option of the company subject to certain limitations and requirements at the time of each funding request. The equity credit line will become available in an estimated sixty to ninety days upon effectiveness of an S-3 registration statement covering the shares under the line.

"This investment provides additional funding to help keep the development and release of our innovative, next generation products on track for the second half of this year," stated Bill Krause, president and CEO of Storm Technology, Inc. "We expect to put these funds to good use in order to deliver high value products with unique functionality to our customers at competitive price points."


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Forward-looking statements contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statement, including risks associated with the company's limited capital resources, the development of consumer demand for digital images on PC's in general and for the company's products in particular, the company's success in developing, introducing, manufacturing and shipping products in a timely manner, the purchasing patterns and potential product returns from the company's retail distribution, the potential for reduced revenue due to price protection granted to distributors and resellers, and intense competition form larger, more recognized companies. Further information on potential factors which may affect the company's results are included in the company's Annual Report on Form 10-K for the year ended December 31, 1997.


ABOUT STORM TECHNOLOGY
Storm Technology, Inc. (http://www.stormtech.com) is a leading supplier of personal scanners that enable customers to input, organize, store and use digital images with their computers. Storm is committed to developing innovative digital imaging products that deliver the latest technology with the highest quality at the most affordable prices. Storm's current scanner line includes EasyPhoto ImageWave /TM/, EasyPhoto SmartPage Pro /TM/, PageScan /TM/ USB and TotalScan /TM/. Storm scanners are sold at major computer retailers in the United States, Canada and Europe. Additionally, Storm licenses digital imaging software to leading technology providers including Adobe, Hewlett-Packard, Intel, Microsoft and Sharp. Founded in 1990, Storm is based in Mountain View, California.


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Note: Storm Technology, EasyPhoto, EasyPhoto ImageWave, EasyPhoto SmartPage Pro,
PageScan and TotalScan are trademarks of Storm Technology, Inc., which may be registered in certain jurisdictions. All other company and product names are trademarks of their respective holders.


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